UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 21, 2008

International Textile Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408

(Address, Including Zip Code, of Principal Executive Offices)

(336) 379-6220

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on April 15, 2008, International Textile Group, Inc. (the “Company”) completed a corporate realignment of certain of its operating entities (the “Realignment”) that resulted in the consolidation of the Company’s automotive safety businesses into a single operating group and related modifications to its various financing agreements. In the Realignment, the Company consolidated all of the assets, liabilities and operations comprising its automotive safety business segment under a single holding company, known as ITG Automotive Safety Holdings LLC (f/k/a BST US Holdings LLC, “Holdings”). As a result, the Company’s automotive safety businesses, including the Maulburg, Germany based BST Safety Textiles business (“BST”), will operate under the “ITG Automotive Safety” brand name. As part of the Realignment, certain of the assets and operations of Holdings’ subsidiary, Narricot Industries, LLC (“Narricot”), which produces narrow fabrics for military and technical uses, were separated from the operations of BST and will now operate as a separate, direct subsidiary of the Company. Prior to the Realignment, certain of the Company’s automotive safety business operations were conducted under the ITG brand name, and the related assets were pledged as security under the Company’s $165.0 million credit agreement with General Electric Capital Corporation, as agent (the “Credit Agreement”), and other operations that were conducted under the BST brand name were pledged as security under the approximately $220.0 million credit facility relating to BST (the “BST Facility”). In addition, the Company’s equity interest in Holdings was pledged as security under the Company’s $80.0 million senior subordinated notes due June 6, 2011 (the “Notes”). Pursuant to the Realignment, the automotive safety operating entities whose assets were pledged under the Credit Agreement were exchanged for the equity interests in Narricot together with a $70.0 million note payable by Holdings to the Company (the “Intra-company Note”).

In connection with effecting the Realignment, on April 14, 2008, the Company, General Electric Capital Corporation, as agent and a lender, and the other signatories thereto, entered into Amendment No. 11 (the “Credit Agreement Amendment”) to the Credit Agreement. After completing the Realignment, the obligations of the Company under the Credit Agreement are now secured by certain of the Company’s (and its subsidiaries) U.S. assets, a pledge by the Company of the stock of certain of its U.S. subsidiaries (other than Holdings and its U.S. subsidiaries, which include the subsidiaries transferred to Holdings in the Realignment) and a pledge by the Company of the stock of certain foreign subsidiaries. The Credit Agreement Amendment provided, among other things, the consent of the lenders under the Credit Agreement to all of the matters required to effect the Realignment, including the release of the assets and stock previously serving as collateral under the Credit Agreement which were transferred to Holdings, and for certain additional modifications to reflect the changes in the assets, businesses and operations constituting the collateral under the Credit Agreement after giving effect to the Realignment.

In addition, on April 15, 2008, Holdings amended and restated the facilities agreement relating to the BST Facility (the “Amended BST Facility Agreement”). The Amended BST Facility Agreement provides that the obligations of Holdings thereunder are secured by substantially all of the assets of Holdings’ subsidiaries and a pledge by Holdings of the stock of its subsidiaries, which includes the subsidiaries transferred to Holdings as part of the Realignment. The Amended BST Facility Agreement provided, among other things, the consent of the lenders under the BST Facility to all of the matters required to effect the Realignment, including the release of Narricot and its assets, which were transferred to the Company, and for modifications to certain of the financial covenants therein to reflect the changes in the assets, businesses and operations constituting the collateral under the BST Facility after giving effect to the Realignment and to more accurately reflect the currently anticipated operating results and financial condition of Holdings for the foreseeable future. Pursuant to the Amended BST Facility Agreement, the margins on revolving loans, the first lien term loan and the second lien term loan thereunder were increased to 5.5%, 5.5% and 14.0%, respectively, after April 15, 2008, and the aggregate commitment under the revolving credit facility portion of the facility was set at €19.8 million (approximately $31.2 million at April 15, 2008). The 14.0% margin effective after April 15, 2008 consists of a cash portion of 9.0% and a noncash payable-in-kind portion of 5.0%, with the payable-in-kind interest compounded semi-annually. In addition, the BST Facility, as amended, contains floors on EURIBOR and LIBOR rates at 4.34% and 2.53%, respectively, for periods after April 15, 2008.

Also in connection with the Realignment, on April 15, 2008, the Company entered into Amendment No. 1 to the Senior Subordinated Note Purchase Agreement (the “Amended Note Purchase Agreement”) with the holders of the Notes. Pursuant to the Amended Note Purchase Agreement, the Company pledged the Intra-company Note as additional collateral for its obligations under the Notes, and agreed to amendments to certain of the financial and other covenants contained in the Note Purchase Agreement to reflect certain changes in the Company’s assets, businesses and operations after giving effect to the Realignment.

Section 8 – Other Events

Item 8.01.	Other Events.

As previously announced, on April 1, 2008, the Company completed the sale of certain of the trademark rights to its Burlington® brand name to Falke KGaA (“Falke”). Under the agreement relating to such sale (the “Brand Sale Agreement”), Falke acquired the right to the BURLINGTON trademark for certain apparel, jewelry and leather goods in Europe, the Middle East, Africa, Australia and South America. The Company retained the right to use the brand name on fabrics worldwide and on apparel and related items in North America and Asia. The Brand Sale Agreement contains rights and obligations typical for agreements of this nature, including limitations on the territories and nature of goods included in the sale, and certain ongoing indemnification obligations of the Company. The Burlington brand name is a part of the Company’s Burlington WorldWide division within the bottom-weight woven apparel fabrics segment.

The purchase price was approximately $24.6 million, subject to an additional potential pay-out from Falke of up to $5.0 million based on future sales performance of the branding rights that were sold, without limit as to time until the maximum pay-out has been made.

The proceeds from the sale of the brand name were utilized to pay down amounts outstanding under the revolving credit facility under the Credit Agreement, and subsequently the Company paid $2.0 million in cash to satisfy a portion of the accumulated accrued payable-in-kind interest on the Notes.

In addition, the Company, through certain of its subsidiaries, has entered into a license agreement with The Millwork Trading Co., Ltd., an affiliate of Li & Fung Limited (the “Licensee”), pursuant to which it granted to the Licensee an exclusive, non-transferable license to the “Burlington House” trademarks, including the related WEAVE logo for use on and in connection with the manufacture, distribution, advertisement, promotion and sale of various interior furnishing products for the home market in the United States and Canada. These products include, but are not limited to, bedding, bath, window, kitchen, table, decor, furniture and paper goods. Licensee has agreed to pay the Company certain royalty payments based on specified percentages of the Licensee’s net sales of the licensed products to various channels for the term of this agreement, which expires December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

	By:	/s/ Gary L. Smith
	Name:	Gary. L. Smith
	Title:	Executive Vice President and Chief Financial Officer
Date: April 21, 2008